UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2005

CHINA GRANITE CORPORATION
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(Exact name of registrant as specified in its charter)

Nevada	0-30516	88-0448920
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2642 Collins Avenue, Suite 305,
Miami Beach, FL 33140
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(Address of principal executive offices)

(305) 534-1684
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(Registrant's telephone number, including area code)

n/a
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(Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 10, 2005, Southern Rare Earth Metal Material Co., Ltd (“SOREM”), a subsidiary of China Granite Corporation (“China Granite”) entered into a Manufacturing and Licensing Agreement (“Agreement”) with Huizhou Southern Rare Metal Material Co., Ltd (“Huizhou”).

Under the terms of the Agreement, Huizhou grants a worldwide, exclusive license to SOREM to use certain plants and facilities of Huizhou, located in Guiangdong, and Wan An Jiangxi, Peoples’ Republic of China (“Facilities”) and certain intellectual property used in the operation of the Facilities. The Facilities are used for the extraction and processing of rare earth metals.

As consideration for such license, the Agreement requires China Granite to issue 7,000,000 shares of its common stock to certain principals and officers of Huizhou.

The Agreement requires SOREM to conduct its business in a manner that maintains the goodwill of Huizhou with respect to the Facilities. SOREM must maintain quality control standards and maintain good customer relations. SOREM is also obligated to abide by applicable laws and to pay expenses associated with the operation of the Facilities. In addition, SOREM must communicate any concerns with respect to quality control and other operational standards to Huizhou. Huizhou has the right to inspect SOREM’s business premises and records with respect to quality control.

The Agreement will remain effective for a term of 25 years; provided that it may be terminated earlier upon: (i) breach by either party, if that party fails to remedy such breach within 120 days of notice, (ii) upon the order of a court of competent jurisdiction, (iii) upon the dissolution, insolvency, appointment of a receiver or assignment for benefit of creditors with respect to either party, (iv) if either party ceases or threatens to cease substantially carrying-on its business; or (v) if either party’s assets employed in its business operations are foreclosed upon.

Under the terms of the Agreement, Huizhou grants to SOREM, an option to purchase all assets and intellectual property associated with the Facilities, at any time during the term of the Agreement, for a purchase price of $1.00; provided SOREM assumes liabilities of Huizhou of approximately $3,000,000.

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: May 16, 2005	CHINA GRANITE CORPORATION, a Nevada corporation

By: /s/ Dong Chen ------------------------------
Title: President & CEO ------------------------------